Exhibit 99.1

ALTRIA REPORTS 2011 THIRD-QUARTER AND NINE-MONTH RESULTS;

REAFFIRMS 2011 ADJUSTED EPS GUIDANCE,

ANNOUNCES NEW SHARE REPURCHASE AND COST REDUCTION PROGRAMS

•

Altria’s 2011 reported diluted earnings per share (EPS) up 5.6% to $0.57 in the third quarter, and down 14.0% to $1.23 for the first nine months primarily due to the one-time charge announced in the second quarter of 2011 related to certain leveraged lease transactions

•	Altria’s 2011 adjusted diluted EPS up 3.7% to $0.56 in the third quarter and up 4.8% to $1.53 for the first nine months

•	Altria announces a new $1 billion share repurchase program after completing its previously announced 2011 $1 billion program

•	Altria announces a new $400 million cost reduction program after completing its 2007 to 2011 program

•

Altria revises its 2011 full-year guidance for reported diluted EPS from a range of $1.70 to $1.76 to a range of $1.60 to $1.66, primarily due to estimated 2011 fourth-quarter charges associated with the new cost reduction program

•	Altria reaffirms 2011 full-year guidance for adjusted diluted EPS in the range of $2.01 to $2.07, representing a growth rate of 6% to 9% from an adjusted base of $1.90 per share in 2010

RICHMOND, Va. – October 27, 2011 – Altria Group, Inc. (Altria) (NYSE: MO) today announced its results for the third quarter and first nine months of 2011, and its plans for new share repurchase and cost reduction programs.

“Altria made significant progress in the third quarter on its plans to continue delivering strong returns to shareholders,” said Michael E. Szymanczyk, Chairman and Chief Executive Officer of Altria. “The company increased its dividend 7.9% and grew third-quarter adjusted diluted EPS 3.7%, and our consumer products businesses continued to expand their adjusted operating margins.”

“Yesterday, Altria’s Board of Directors (Board) approved two new initiatives that build on this year’s progress and support our goal of delivering average annual adjusted diluted EPS

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growth of 7% to 9% over time,” said Mr. Szymanczyk. “The Board approved a new $1 billion share repurchase program, which we plan to complete by the end of 2012, as part of Altria’s ongoing commitment to return cash to shareholders.”

“We have also announced a new cost reduction program that is primarily focused on cigarette-related infrastructure costs,” said Mr. Szymanczyk. “Cigarette industry volume has declined significantly following the 158% increase in the federal excise tax in April 2009, resulting in our need to continue reducing cigarette-related infrastructure. This new cost reduction program is expected to deliver $400 million in annualized cost savings by the end of 2013.”

“Altria grew its adjusted diluted EPS 6.1% in 2009 and 8.6% in 2010, and expects to grow its 2011 full-year adjusted diluted EPS in the range of 6% to 9%. Altria believes that the ongoing performance of its businesses, along with its new share repurchase and cost reduction initiatives, will allow it to deliver 2012 adjusted diluted EPS growth consistent with this past performance.”

Conference Call

A conference call with the investment community and news media will be webcast on October 27, 2011 at 9:00 a.m. Eastern Time. Access to the webcast is available at altria.com.

Cost Management

Altria completed its 2007 to 2011 cost reduction program in the third quarter as the company exceeded its $1.5 billion goal versus its 2006 cost base.

Altria announced today that it is initiating a new cost reduction program for its tobacco and service company subsidiaries, reflecting Altria’s objective to reduce cigarette-related infrastructure ahead of Philip Morris USA Inc.’s (PM USA) cigarette volume declines. The program is expected to deliver $400 million in annualized cost savings by the end of 2013. Altria estimates total pre-tax restructuring charges in connection with this new program of approximately $375 million, with approximately $340 million or $0.11 per share to be recorded in the fourth quarter of 2011, and the balance in 2012. The estimated charges, substantially all of which will result in cash expenditures, relate primarily to employee separation costs of approximately $300 million, and other associated costs of approximately $75 million including lease termination and asset impairment. These estimated charges do not reflect the non-cash impact which may result from pension settlement and curtailment accounting.

Cash Returns to Shareholders - Share Repurchase Program

Altria completed its previously announced $1 billion 2011 share repurchase program in the third quarter. During this program Altria repurchased 37.6 million shares at an average price of $26.62. In the third quarter of 2011, Altria repurchased 14.8 million shares at an average price of $25.93 for a total cost of $384 million.

On October 26, 2011, Altria’s Board authorized a new $1 billion share repurchase program, which Altria intends to complete by the end of 2012. Share repurchases under this new program depend upon marketplace conditions and other factors, and the program remains subject to the discretion of the Board.

Cash Returns to Shareholders - Dividends

In August 2011, Altria announced that its Board voted to increase the regular quarterly dividend by 7.9% to $0.41 per common share versus the previous rate of $0.38 per common share. The current annualized dividend rate is $1.64 per common share, and as of October 21, 2011, Altria’s annualized dividend yield was 6.0%. Future dividend payments remain subject to the discretion of the Board.

2011 Full-Year Guidance

Altria revises its 2011 full-year guidance for reported diluted EPS from a range of $1.70 to $1.76 to a range of $1.60 to $1.66, primarily due to estimated 2011 fourth-quarter charges associated with the new cost reduction program. This forecast includes estimated total net charges of $0.41 per share related to the previously disclosed Philip Morris Capital Corporation (PMCC) leveraged lease charge, the new cost reduction program, SABMiller plc (SABMiller) special items and tax items.

Altria reaffirms its 2011 full-year guidance for adjusted diluted EPS, which excludes special items, to be in the range of $2.01 to $2.07, representing a growth rate of 6% to 9% from an adjusted base of $1.90 per share in 2010.

The factors described in the Forward-Looking and Cautionary Statements section of this release represent continuing risks to this forecast. Reconciliations of full-year reported to adjusted diluted EPS guidance are shown in Table 1 below.

Table 1 - Altria’s Full-Year Earnings Per Share Guidance Excluding Special Items

	Full Year
	2011 Guidance	2010	Change
Reported diluted EPS	$1.60 to $1.66	$1.87	(14)% to (11)%
Asset impairment, exit, integration and implementation costs	0.11	0.04
UST acquisition-related costs*	—	0.01
SABMiller special items	0.02	0.03
PMCC leveraged lease charge	0.30	—
Tax items**	(0.02)	(0.05)

Adjusted diluted EPS	$2.01 to $2.07	$1.90	6% to 9%

*	Excludes exit and integration costs; ** Excludes the tax impact included in the 2011 PMCC leveraged lease charge.

ALTRIA GROUP, INC.

Altria reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). Altria’s management reviews operating companies income (OCI), which is defined as operating income before corporate expenses and amortization of intangibles, to evaluate segment performance and allocate resources. Altria’s management also reviews OCI, operating margins and EPS on an adjusted basis, which excludes certain income and expense items that management believes are not part of underlying operations because such items can obscure underlying business trends. Management believes it is appropriate to disclose these measures to help investors analyze underlying business performance and trends. Such adjusted measures are regularly provided to and used by management in the evaluation of segment performance and allocation of resources. For a reconciliation of OCI to operating income, see the Consolidated Statements of Earnings contained in this release. Reconciliations of adjusted measures to corresponding GAAP measures are also provided in the release. Comparisons are to the same prior-year period unless otherwise stated.

Altria’s reporting segments are Cigarettes, manufactured and sold by PM USA; Smokeless Products, manufactured and sold by or on behalf of U.S. Smokeless Tobacco Company LLC (USSTC) and PM USA; Cigars, manufactured and sold by John Middleton Co. (Middleton); Wine, produced and/or distributed by Ste. Michelle Wine Estates Ltd. (Ste. Michelle); and Financial Services, provided by PMCC.

Altria’s 2011 third-quarter net revenues decreased 4.6% to $6.1 billion due to lower net revenues from cigarettes, partially offset by higher net revenues from smokeless products,

cigars, wine and financial services. Revenues net of excise taxes in the third quarter decreased 3.0% to $4.3 billion.

For the first nine months of 2011, Altria’s net revenues declined 4.1% to $17.7 billion, primarily due to lower net revenues from financial services, as a result of the second-quarter charge related to certain leveraged lease transactions, and cigarettes, partially offset by higher net revenues from smokeless products and wine. Revenues net of excise taxes for the first nine months of 2011 decreased 3.8% to $12.3 billion. Revenues net of excise taxes for Altria’s combined tobacco and wine businesses for the first nine months of 2011 were essentially unchanged.

Altria’s reported 2011 third-quarter diluted EPS increased 5.6%, primarily due to higher OCI from financial services, smokeless products, cigars and wine, higher earnings from Altria’s equity investment in SABMiller and fewer shares outstanding. These factors were partially offset by lower OCI from cigarettes, higher general corporate expenses and higher interest and other debt expense, net. Altria’s 2011 third-quarter adjusted diluted EPS increased 3.7% to $0.56 as shown in Table 2 below.

For the first nine months of 2011, Altria’s reported diluted EPS declined 14.0%, primarily due to the second-quarter charge related to certain PMCC leveraged lease transactions, higher general corporate expenses and lower OCI from cigars, partially offset by higher OCI from cigarettes, smokeless products and wine, and higher earnings from Altria’s equity investment in SABMiller. Altria’s adjusted diluted EPS for the first nine months of 2011 grew 4.8% to $1.53 as shown in Table 2 below. Both reported and adjusted diluted EPS for the first nine months of 2011 include a $0.01 per share charge related to the Scott case.

Restructuring Charges

Altria’s EPS comparisons of the third quarter and first nine months were impacted by restructuring charges. Altria’s operating companies incurred pre-tax charges of $2 million and $32 million in the third quarter of 2011 and 2010, respectively, and $11 million and $131 million for the first nine months of 2011 and 2010, respectively, for asset impairment, exit, integration and implementation costs, as well as costs related to the UST LLC (UST) acquisition. These charges are reflected in the reconciliation sections of Schedules 2 and 4. The EPS impact of these charges is shown in Table 2 below.

SABMiller Special Items

Comparisons of Altria’s earnings from its equity investment in SABMiller in the third quarter and first nine months were impacted by special items. SABMiller special items in the third quarters of 2011 and 2010 included pre-tax costs for its “business capability programme.” For the first nine months of 2011, SABMiller special items included pre-tax costs for its “business capability programme” and asset impairment charges, partially offset by pre-tax gains resulting from its hotel and gaming transaction. SABMiller special items in the first nine months of 2010 included pre-tax costs for its “business capability programme” and its transaction to promote sustainable economic and social development in South Africa. These special items after-tax are reflected in Schedules 6 and 7, “2011 SABMiller special items” and “2010 SABMiller special items,” and the EPS impact of these special items is shown in Table 2 below.

PMCC Leveraged Lease Charge

Altria’s EPS comparisons of the first nine months were impacted by a one-time charge of $627 million in the second quarter of 2011 related to the tax treatment of certain PMCC leveraged lease transactions. The EPS impact of the charge is shown in Table 2 below. A reduction to cumulative lease earnings was recorded as a pre-tax charge of $490 million against PMCC’s net revenues, which is reflected in the reconciliation section of Schedule 4. A net increase of $137 million was recorded to the provision for income taxes and included in Schedule 3, “Provision for income taxes,” which primarily represents interest on tax underpayments, partially offset by the tax benefit associated with the reduction in cumulative lease earnings.

Tax Items

In the third quarter of 2011 and 2010, Altria recorded net tax benefits of $24 million and $33 million, respectively, and excluding the tax impact of the PMCC leveraged lease charge discussed above, for the first nine months of 2011 and 2010, Altria recorded net tax benefits of $24 million and $79 million, respectively. These net tax benefits resulted primarily from the reversal of tax reserves and associated interest related to the expiration of statutes of limitations, closure of tax audits and reversal of tax accruals no longer required. These net tax benefits are reflected in Schedules 1 and 3, “Provision for income taxes,” and the EPS impact of these net benefits is shown in Table 2 below.

Tax comparisons of the third quarter and first nine months also include the impact of tax matters related to Altria’s former subsidiaries, Kraft Foods Inc. (Kraft) and Philip Morris International Inc. (PMI), which are reflected in Schedules 1 and 3, “Provision for income taxes.” In the third quarter of 2011, Altria recorded a tax provision of $19 million related to various Kraft tax matters. In the second quarter of 2010, Altria recorded a tax benefit of $169 million consisting of the reversal of tax reserves and interest related to Kraft and PMI tax matters. These amounts were fully offset by changes to the corresponding receivables from Kraft and PMI, which are also reflected in Schedules 1 and 3, “Changes to Kraft and PMI tax-related receivables.” Although there was no impact on Altria’s net earnings associated with the Kraft and PMI tax matters, these items impacted the income tax rate for the third quarter of 2011 and the first nine months of 2011 and 2010.

Excluding the tax items discussed above, Altria’s income tax rates in the third quarter and first nine months of 2011 were consistent with its forecasted full-year effective tax rate on operations of approximately 35%.

Table 2 - Altria’s Adjusted Results Excluding Special Items

				Nine Months Ended
	Third Quarter			September 30
	2011	2010	Change	2011	2010	Change
Reported diluted EPS	$0.57	$0.54	5.6%	$1.23	$1.43	(14.0)%
Asset impairment, exit, integration and implementation costs	—	0.01		—	0.04
SABMiller special items	—	—		0.01	0.03
PMCC leveraged lease charge	—	—		0.30	—
Tax items*	(0.01)	(0.01)		(0.01)	(0.04)

Adjusted diluted EPS	$0.56	$0.54	3.7%	$1.53	$1.46	4.8%

*	Excludes the tax impact included in the 2011 PMCC leveraged lease charge.

CIGARETTES

PM USA delivered strong adjusted OCI margin growth in the third quarter and first nine months of 2011. Trade inventory dynamics impacted PM USA’s third-quarter net revenues, income and volume results. PM USA’s 2011 first-half results benefited from the trade building cigarette inventory levels, and PM USA believes that the trade depleted these inventories in the third quarter, which negatively impacted PM USA’s third-quarter revenues, OCI and volume comparisons. Relative changes in manufacturers’ promotional activities in the third quarter impacted Marlboro’s retail share performance, as PM USA focused on adjusted OCI margin expansion.

The cigarettes segment’s net revenues and revenues net of excise taxes in the third quarter and first nine months of 2011 decreased, primarily due to lower shipment volume, partially offset by higher list prices. Net revenues in the third quarter and first nine months of 2011 decreased 7.0% and 2.3%, respectively, and revenues net of excise taxes in the third quarter and first nine months of 2011 declined 6.0% and 0.8%, respectively.

Reported OCI for the cigarettes segment in the third quarter of 2011 decreased 0.8% to $1.5 billion, primarily due to lower shipment volume, which includes the impact of trade inventory depletions discussed above, and higher U.S. Food and Drug Administration (FDA) user fees, partially offset by higher list prices and lower asset impairment, exit and implementation costs. Reported OCI for the cigarettes segment for the first nine months of 2011 grew 4.5% to $4.4 billion, primarily due to higher list prices and lower asset impairment, exit and implementation costs, partially offset by lower shipment volume, higher FDA user fees and the $36 million charge for the Scott case. Adjusted OCI, which is calculated excluding restructuring costs but including the impact of the Scott charge, declined 2.4% in the third quarter of 2011, but grew 2.2% for the first nine months of 2011.

Adjusted OCI margins for the cigarettes segment increased 1.5 percentage points to 41.7% in the third quarter of 2011. For the first nine months of 2011, adjusted OCI margins, which include the impact of the $36 million charge for the Scott case, increased 1.1 percentage points to 40.3%. Revenues and OCI for the cigarettes segment are summarized in Table 3 below.

Table 3 - Cigarettes: Revenues and OCI ($ in Millions)

	Third Quarter				Nine Months Ended September 30
	2011	2010	Change		2011	2010	Change
Net Revenues	$5,330	$5,729	(7.0)%		$16,065	$16,441	(2.3)%
Excise taxes	(1,687)	(1,853)			(5,139)	(5,431)

Revenues net of excise taxes	$3,643	$3,876	(6.0)%		$10,926	$11,010	(0.8)%

Reported OCI	$1,520	$1,533	(0.8)%		$4,403	$4,213	4.5%
Asset impairment, exit, and implementation costs	—	24			3	98

Adjusted OCI	$1,520	$1,557	(2.4)%		$4,406	$4,311	2.2%

Adjusted OCI margins*	41.7%	40.2%	1.5	pp	40.3%	39.2%	1.1	pp

*	Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes.

PM USA’s reported domestic cigarette shipment volume in the third quarter of 2011 declined 9.0%, primarily due to trade inventory dynamics and retail share losses. PM USA believes that third-quarter volume comparisons were negatively impacted because the trade depleted cigarette inventories in the third-quarter that had been built in the first half of 2011. PM USA’s reported domestic cigarette shipment volume for the first nine months of 2011 declined 5.4%.

After adjusting for changes in trade inventories, PM USA’s domestic cigarette shipment volume in both the third quarter and first nine months of 2011 was estimated to be down approximately 5%. Total cigarette category volume was estimated to be down approximately 3.5% for both the third quarter and first nine months of 2011, when adjusted primarily for changes in trade inventories. PM USA’s cigarette volume performance is summarized in Table 4 below.

Table 4 - Cigarettes: Reported Volume (Units in Billions)

	Third Quarter			Nine Months Ended September 30
	2011	2010	Change	2011	2010	Change
Marlboro	28.7	31.8	(10.0)%	88.2	92.7	(4.9)%
Other Premium	2.4	2.8	(12.3)%	7.1	7.9	(9.6)%
Discount	2.2	2.0	9.5%	6.1	6.6	(7.1)%

Total Cigarettes	33.3	36.6	(9.0)%	101.4	107.2	(5.4)%

Note: Volume includes units sold as well as promotional units, but excludes Puerto Rico, U.S. Territories, Overseas Military, and Philip Morris Duty Free Inc.; percent volume change calculation is based on units to the nearest million.

Marlboro’s retail share in the third quarter decreased 0.9 share points from last year’s strong retail share results, primarily due to relative changes in manufacturers’ promotional activities. Following PM USA’s July 2011 list price increase, Marlboro’s third-quarter retail price increased more than major competitive premium and discount brands as PM USA focused on growing its adjusted OCI margins. PM USA’s retail share in the third quarter declined 0.9 share points primarily due to share losses on Marlboro. For the first nine months of 2011, PM USA and Marlboro’s retail share declined 1.0 and 0.6 share points, respectively, as Marlboro had delivered record retail share results in the first nine months of 2010 that were achieved at lower adjusted OCI margin levels. PM USA’s cigarette retail share performance is summarized in Table 5 below.

Table 5 - Cigarettes: Retail Share (Percent)

	Third Quarter				Nine Months Ended September 30
	2011	2010	Change		2011	2010	Change
Marlboro	41.7	42.6	(0.9	) pp	42.1	42.7	(0.6	) pp
Other Premium	3.7	3.9	(0.2	) pp	3.7	3.9	(0.2	) pp
Discount	3.3	3.1	0.2	pp	3.2	3.4	(0.2	) pp

Total Cigarettes	48.7	49.6	(0.9	) pp	49.0	50.0	(1.0	) pp

Note: Cigarettes segment retail share results are based on data from SymphonyIRI Group/Capstone, which is a retail tracking service that uses a sample of stores to project market share performance in retail stores selling cigarettes. The panel was not designed to capture sales through other channels, including the Internet, direct mail and some illicitly tax-advantaged outlets.

SMOKELESS PRODUCTS

The smokeless products segment delivered strong adjusted OCI and adjusted OCI margin growth in the third quarter and first nine months of 2011 behind USSTC’s leading premium brands, Copenhagen and Skoal. Copenhagen achieved strong volume and retail share growth in both periods. Skoal grew its volume in both periods as a result of its brand-building initiatives and new product introductions. Copenhagen and Skoal’s combined retail share growth in the third quarter was strong on both a year-over-year and sequential basis.

The smokeless products segment’s net revenues and revenues net of excise taxes in the third quarter and first nine months of 2011 increased primarily due to higher pricing. Net revenues in the third quarter and first nine months of 2011 increased 9.5% and 4.2%, respectively, and revenues net of excise taxes in the third quarter and first nine months of 2011 increased 9.6% and 4.3%, respectively.

Reported OCI for the smokeless products segment in the third quarter and first nine months of 2011 increased 16.7% and 12.6%, respectively, primarily due to higher pricing and lower selling, general & administrative costs (SG&A). Adjusted OCI, which is calculated excluding restructuring and UST acquisition-related costs, increased 15.5% in the third quarter of 2011 and grew 10.1% in the first nine months of 2011.

Adjusted OCI margins for the smokeless products segment increased primarily due to higher pricing, improving volume mix into Copenhagen and Skoal, and lower SG&A costs. Adjusted OCI margins in both the third quarter and first nine months increased 3.1 percentage points to 61.8% and 58.9%, respectively. Revenues and OCI for the smokeless products segment are summarized in Table 6 below.

Table 6 - Smokeless Products: Revenues and OCI ($ in Millions)

	Third Quarter				Nine Months Ended September 30
	2011	2010	Change		2011	2010	Change
Net Revenues	$426	$389	9.5%		$1,209	$1,160	4.2%
Excise taxes	(28)	(26)			(81)	(79)

Revenues net of excise taxes	$398	$363	9.6%		$1,128	$1,081	4.3%

Reported OCI	$245	$210	16.7%		$660	$586	12.6%
Asset impairment, exit, integration, and UST acquisition-related costs	1	3			4	17

Adjusted OCI	$246	$213	15.5%		$664	$603	10.1%

Adjusted OCI margins*	61.8%	58.7%	3.1	pp	58.9%	55.8%	3.1	pp

*	Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes.

USSTC and PM USA’s combined reported domestic smokeless products shipment volume in the third quarter and first nine months of 2011 declined 0.2% and 1.2%, respectively, as shipment declines in its Other portfolio brands, including Marlboro Snus, were partially offset by volume growth on Copenhagen and Skoal.

Copenhagen’s volume continued to benefit from recent product introductions, including Copenhagen Wintergreen Pouches. Skoal’s volume growth benefited from the Skoal X-tra and Skoal Snus new products introduced in the first quarter of 2011, partially offset by the de-listing of seven Skoal SKUs that occurred in the second quarter of 2011. Marlboro Snus’s volume was negatively impacted by significantly lower levels of promotional support, when compared to activity around last year’s national expansion, and the shift in mix from packages with six pouches to tins with fifteen pouches.

After adjusting for changes in trade inventories, USSTC and PM USA’s combined domestic smokeless products shipment volume in the third quarter and first nine months of 2011 was estimated to be up approximately 5% and 4%, respectively. USSTC and PM USA believe that the smokeless category’s volume in the first nine months of 2011 grew at an estimated rate of approximately 5%. USSTC and PM USA’s combined volume performance for smokeless products is summarized in Table 7 below.

Table 7 - Smokeless Products: Reported Volume (Cans and Packs in Millions)

	Third Quarter			Nine Months Ended September 30
	2011	2010	Change	2011	2010	Change
Copenhagen	90.0	80.9	11.3%	258.5	244.9	5.6%
Skoal	70.9	69.8	1.7%	214.9	208.7	3.0%

Copenhagen and Skoal	160.9	150.7	6.8%	473.4	453.6	4.4%
Other	22.6	33.2	(32.1)%	71.9	98.3	(26.9)%

Total Smokeless Products	183.5	183.9	(0.2)%	545.3	551.9	(1.2)%

Note: Other includes USSTC and PM USA smokeless products. Volume includes cans and packs sold, as well as promotional units, but excludes international volume. Percent volume change calculation is based on cans and packs to the nearest thousand. New types of smokeless products, as well as new packaging configurations of existing smokeless products, may or may not be equivalent to existing moist smokeless tobacco (MST) products on a can for can basis. USSTC and PM USA have assumed the following equivalent ratios to calculate volumes of cans and packs shipped: one pack of snus, irrespective of the number of pouches in the pack, is equivalent to one can of MST; one can of Skoal Slim Can pouches is equivalent to a 0.53 can of MST; and all other products are considered to be equivalent on a can for can basis. If our assumptions regarding these equivalent ratios change, it may result in a change to these reported results.

In the third quarter and first nine months of 2011, Copenhagen and Skoal’s combined retail share increased 1.4 and 0.4 share points, respectively, and on a sequential basis, their combined third-quarter retail share increased 0.4 share points versus the second quarter of 2011.

Copenhagen’s retail share in the third quarter and first nine months of 2011 increased 2.0 and 1.1 share points, respectively. The brand’s retail share results continued to benefit from recent product introductions, which include the June 2011 introduction of Copenhagen Wintergreen Pouches. Skoal’s retail share in the third quarter and first nine months of 2011 decreased 0.6 and 0.7 share points, respectively, as share losses, which include the impact of the second-quarter de-listing of seven SKUs, were partially offset by share gains on its new Skoal X-tra products and two new Skoal Snus variants that were introduced earlier this year.

USSTC and PM USA’s combined retail share in the third quarter and first nine months of 2011 decreased 0.1 and 0.6 share points, respectively, due to share losses on Other portfolio brands, including Marlboro Snus, and Skoal, partially offset by share gains on Copenhagen. On a sequential basis, USSTC and PM USA’s 2011 third-quarter combined retail share increased 0.1 share point versus the second quarter of 2011 primarily due to sequential retail share growth on Copenhagen, partially offset by share losses in the balance of the portfolio. USSTC and PM USA’s combined retail share performance for smokeless products is summarized in Table 8 below.

Table 8 - Smokeless Products: Retail Share (Percent)

	Third Quarter				Nine Months Ended September 30
	2011	2010	Change		2011	2010	Change
Copenhagen	26.5	24.5	2.0	pp	25.8	24.7	1.1	pp
Skoal	22.8	23.4	(0.6)	pp	22.9	23.6	(0.7)	pp

Copenhagen and Skoal	49.3	47.9	1.4	pp	48.7	48.3	0.4	pp
Other	5.9	7.4	(1.5)	pp	6.2	7.2	(1.0)	pp

Total Smokeless Products	55.2	55.3	(0.1)	pp	54.9	55.5	(0.6)	pp

Note: Retail share performance is based on data from the SymphonyIRI Group (SymphonyIRI) InfoScan Smokeless Tobacco Database 2011 for Food, Drug, Mass Merchandisers (excluding Wal-Mart) and Convenience trade classes, which tracks smokeless products market share performance based on the number of cans and packs sold. Smokeless Products is defined as moist smokeless and spit-less tobacco products. Other includes USSTC and PM USA smokeless tobacco products. New types of smokeless products, as well as new packaging configuration of existing smokeless products, may or may not be equivalent to existing MST products on a can for can basis. USSTC and PM USA have assumed that one pack of snus, irrespective of the number of pouches in the pack, is equivalent to one can of MST. All other products are considered to be equivalent on a can for can basis. If our assumptions regarding these equivalent ratios change, it may result in a change to these reported results. It is SymphonyIRI’s standard practice to periodically refresh its InfoScan syndicated services, which could restate retail share results that were released previously. For example, SymphonyIRI performed a restatement of its InfoScan Smokeless Tobacco Database in the second quarter of 2011, which restated retail share results that were released previously.

CIGARS

Middleton delivered strong financial results and solid cigar volume gains in the third quarter of 2011 due to new product introductions and other brand-building initiatives on Black & Mild. In the third quarter, Middleton achieved double-digit growth in net revenues and OCI, and substantially increased its adjusted OCI margin.

The cigars segment’s 2011 third-quarter net revenues and revenues net of excise taxes increased 15.0% and 21.1%, respectively, primarily due to higher volume, lower promotional spending and higher list prices. For the first nine months of 2011, net revenues and revenues net of excise taxes decreased 0.5% and 2.5%, respectively, primarily due to increased promotional investments, partially offset by higher volume and higher list prices.

Both reported and adjusted 2011 third-quarter OCI for the cigars segment increased 27.9% primarily due to lower promotional spending and higher volume. Adjusted OCI margins in the third quarter of 2011 increased 2.7 percentage points versus the prior-year period and grew 1.0 percentage point versus the second quarter of 2011. For the first nine months of 2011, reported OCI decreased 15.1% primarily due to increased promotional investments and costs related to manufacturing infrastructure upgrades. Adjusted OCI, which is calculated excluding integration costs, decreased 15.6% for the first nine months of 2011. Revenues and OCI for the cigars segment are summarized in Table 9 below.

Table 9 - Cigars: Revenues and OCI ($ in Millions)

	Third Quarter				Nine Months Ended September 30
	2011	2010	Change		2011	2010	Change
Net Revenues	$169	$147	15.0%		$435	$437	(0.5)%
Excise taxes	(60)	(57)			(165)	(160)

Revenues net of excise taxes	$109	$90	21.1%		$270	$277	(2.5)%

Reported OCI	$55	$43	27.9%		$124	$146	(15.1)%
Integration costs	—	—			—	1

Adjusted OCI	$55	$43	27.9%		$124	$147	(15.6)%

Adjusted OCI margins*	50.5%	47.8%	2.7	pp	45.9%	53.1%	(7.2	) pp

*	Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes.

Middleton’s reported cigars shipment volume in the third quarter and first nine months of 2011 increased 3.7% and 1.8%, respectively. Shipment volume benefited from new product introductions and changes in trade inventories as wholesalers increased Black & Mild cigar inventories in third quarter of 2011. Middleton’s volume performance for machine-made large cigars is summarized in Table 10 below.

Table 10 - Cigars: Reported Volume (Units in Millions)

	Third Quarter			Nine Months Ended September 30
	2011	2010	Change	2011	2010	Change
Black & Mild	346	332	4.1%	945	924	2.2%

Total Cigars	351	338	3.7%	960	943	1.8%

Note: Percent volume change calculation is based on units to the nearest thousand.

Black & Mild’s 2011 third-quarter retail share decreased 0.5 share points on a year-over-year basis primarily due to heightened competitive activity and lower Black & Mild promotional spending. On a sequential basis, Black & Mild’s 2011 third-quarter retail share improved 0.4 share points versus the previous quarter. For the first nine months of 2011, Black & Mild’s retail share on a year-over-year basis increased 0.4 share points as the brand benefited from new product introductions. Middleton’s retail share performance is summarized in Table 11 below.

Table 11 - Cigars: Retail Share (Percent)

	Third Quarter				Nine Months Ended September 30
	2011	2010	Change		2011	2010	Change
Black & Mild	29.2	29.7	(0.5	) pp	29.1	28.7	0.4	pp

Total Cigars	29.5	30.0	(0.5	) pp	29.3	29.1	0.2	pp

Note: Retail share results for cigars are based on data from the SymphonyIRI InfoScan Cigar Database 2011 for Food, Drug, Mass Merchandisers (excluding Wal-Mart) and Convenience trade classes, which tracks machine-made large cigars market share performance. Middleton defines machine-made large cigars as cigars made by machine that weigh greater than three pounds per thousand, except cigars sold at retail in packages of 20 cigars. This service was developed to provide a representation of retail business performance in key trade channels. It is SymphonyIRI’s standard practice to periodically refresh its InfoScan syndicated services, which could restate retail share results that were released previously. For example, SymphonyIRI performed a restatement of its InfoScan Cigar Database in the second quarter of 2011, which restated retail share results that were released previously.

Middleton expects to continue building Black & Mild’s marketplace position with new products and other initiatives. Middleton announced plans in September to broaden its untipped cigarillo portfolio with the 2011 fourth-quarter national introduction of Black & Mild Wine which, along with Black & Mild Sweets and Classic, will be available in a new Aroma Wrap™ foil pouch.

WINE

Ste. Michelle delivered strong financial and volume results as it continued to focus on improving its mix to higher margin, premium products. Revenues net of excise taxes and adjusted OCI experienced double-digit growth, and Ste. Michelle achieved strong adjusted OCI margin growth in the third quarter and first nine months of 2011.

The wine segment’s net revenues and revenues net of excise taxes increased primarily due to higher premium shipment volume. Net revenues in the third quarter and first nine months of 2011 increased 23.4% and 13.3%, respectively, and revenues net of excise taxes in the third quarter and first nine months of 2011 grew 24.5% and 13.9%, respectively.

The wine segment’s reported OCI in the third quarter and first nine months of 2011 increased 91.7% and 74.2%, respectively, primarily due to higher premium volume and lower restructuring costs. Adjusted OCI, which is calculated excluding restructuring and UST acquisition-related costs, increased 41.2% in the third quarter and 26.1% for the first nine months of 2011. Revenues and OCI for the wine segment are summarized in Table 12 below.

Table 12 - Wine: Revenues and OCI ($ in Millions)

	Third Quarter				Nine Months Ended September 30
	2011	2010	Change		2011	2010	Change
Net Revenues	$132	$107	23.4%		$349	$308	13.3%
Excise taxes	(5)	(5)			(13)	(13)

Revenues net of excise taxes	$127	$102	24.5%		$336	$295	13.9%

Reported OCI	$23	$12	91.7%		$54	$31	74.2%
Integration and UST acquisition-related costs	1	5			4	15

Adjusted OCI	$24	$17	41.2%		$58	$46	26.1%

Adjusted OCI margins*	18.9%	16.7%	2.2	pp	17.3%	15.6%	1.7	pp

*	Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes.

Ste. Michelle’s 2011 third-quarter reported wine shipment volume increased primarily due to the national expansion of select wines into off-premise channels, growth in its Chateau Ste. Michelle brand and the timing of shipments for Columbia Crest. Reported wine shipment volume in the third quarter and first nine months of 2011 increased 19.7% and 8.9%, respectively. Ste. Michelle’s reported shipment volume performance for wine is summarized in Table 13 below.

Table 13 - Wine: Reported Volume (Cases in Thousands)

	Third Quarter			Nine Months Ended September 30
	2011	2010	Change	2011	2010	Change
Chateau Ste. Michelle	605	557	8.5%	1,718	1,625	5.7%
Columbia Crest	479	445	7.7%	1,356	1,406	(3.5)%
Other	757	536	41.3%	1,892	1,527	23.9%

Total Wine	1,841	1,538	19.7%	4,966	4,558	8.9%

Note: Percent volume change calculation is based on units to the nearest hundred.

FINANCIAL SERVICES

The financial services segment’s 2011 third-quarter reported OCI was $83 million, an increase of $56 million, primarily due to a decrease in the allowance for losses and higher gains on asset sales. In the third quarter of 2011, PMCC decreased its allowance for losses based on management’s assessment of the credit quality of its leasing portfolio, resulting in a $35 million increase in OCI in the third quarter and first nine months of 2011. The allowance for losses at the end of the third quarter of 2011 was $167 million versus $202 million at the end of the second quarter of 2011.

For the first nine months of 2011, the financial services segment reported an operating companies loss of $359 million primarily due to the 2011 second-quarter charge of $490 million related to certain leveraged lease transactions. Adjusted OCI for the first nine months of 2011, which is calculated excluding the PMCC leveraged lease charge, was $131 million, an increase of $44 million, primarily due to higher gains on asset sales and the decrease in the allowance for losses. OCI for the financial services segment is summarized in Table 14 below.

Table 14 - Financial Services: Operating Companies Income (Loss) ($ in Millions)

	Third Quarter			Nine Months Ended September 30
	2011	2010	Change	2011	2010	Change
Reported Operating Companies Income (Loss)	$83	$27	100% +	$(359)	$87	(100	)% +
PMCC leveraged lease charge	—	—		490	—

Adjusted OCI	$83	$27	100% +	$131	$87	50.6%

PMCC remains focused on managing its portfolio of leased assets in order to maximize financial contributions to Altria. PMCC is not making new investments and expects that its OCI will vary over time as investments mature or are sold.

ALTRIA’S PROFILE

Altria directly or indirectly owns 100% of each of PM USA, USSTC, Middleton, Ste. Michelle, and PMCC. Altria holds a continuing economic and voting interest in SABMiller.

The brand portfolios of Altria’s tobacco operating companies include such well-known names as Marlboro, Copenhagen, Skoal and Black & Mild. Ste. Michelle produces and markets premium wines sold under various labels, including Chateau Ste. Michelle and

Columbia Crest, and it exclusively distributes and markets Antinori, Champagne Nicolas Feuillatte and Villa Maria Estate products in the United States. Trademarks and service marks related to Altria referenced in this release are the property of, or licensed by, Altria or its subsidiaries. More information about Altria is available at altria.com.

FORWARD-LOOKING AND CAUTIONARY STATEMENTS

This press release contains projections of future results and other forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.

Important factors that may cause actual results and outcomes to differ materially from those contained in the projections and forward-looking statements included in this press release are described in Altria’s publicly filed reports, including its Annual Report on Form 10-K for the year ended December 31, 2010, and its Quarterly Report on Form 10-Q for the period ended June 30, 2011.

These factors include the following: Altria’s tobacco businesses (PM USA, USSTC and Middleton) are subject to price competition; changes in adult consumer preferences and demand for their products; fluctuations in raw material availability, quality and cost; reliance on key facilities and suppliers; fluctuations in levels of customer inventories; the effects of global, national and local economic and market conditions; changes to income tax laws; legislation, including actual and potential federal and state excise tax increases; increasing marketing and regulatory restrictions; the effects of price increases related to excise tax increases and concluded tobacco litigation settlements on trade inventories, consumption rates and consumer preferences within price segments; health concerns relating to the use of tobacco products and exposure to environmental tobacco smoke; privately imposed smoking restrictions; and, from time to time, governmental investigations.

Furthermore, the results of Altria’s tobacco businesses are dependent upon their continued ability to promote brand equity successfully; to anticipate and respond to evolving adult consumer preferences; to develop new products and markets and to broaden brand portfolios in order to compete effectively; and to improve productivity.

Altria and its tobacco businesses are also subject to federal, state and local government regulation, including broad-based regulation of PM USA and USSTC by the FDA. Altria and its subsidiaries continue to be subject to litigation, including risks associated with adverse jury and judicial determinations, courts reaching conclusions at variance with the companies’ understanding of applicable law, bonding requirements in the limited number of jurisdictions that do not limit the dollar amount of appeal bonds and certain challenges to bond cap statutes.

Altria cautions that the foregoing list of important factors is not complete and does not undertake to update any forward-looking statements that it may make except as required by applicable law. All subsequent written and oral forward-looking statements attributable to Altria or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements referenced above.

Source: Altria Group, Inc.

Altria Client Services

Investor Relations

804-484-8222

Altria Client Services

Media Relations

804-484-8897

Schedule 1

ALTRIA GROUP, INC.

and Subsidiaries

Consolidated Statements of Earnings

For the Quarters Ended September 30,

(in millions, except per share data)

(Unaudited)

	2011	2010	% Change
Net revenues	$6,108	$6,402	(4.6)%
Cost of sales (*)	1,883	1,985	(5.1)%
Excise taxes on products (*)	1,780	1,941	(8.3)%

Gross profit	2,445	2,476	(1.3)%
Marketing, administration and research costs	519	648
Asset impairment and exit costs	—	3

Operating companies income	1,926	1,825	5.5%
Amortization of intangibles	5	6
General corporate expenses	62	43
Changes to Kraft and PMI tax-related receivables	(19)	—

Operating income	1,878	1,776	5.7%
Interest and other debt expense, net	293	279
Earnings from equity investment in SABMiller	(208)	(186)

Earnings before income taxes	1,793	1,683	6.5%
Provision for income taxes	619	552	12.1%

Net earnings	1,174	1,131	3.8%
Net earnings attributable to noncontrolling interests	(1)	—

Net earnings attributable to Altria Group, Inc.	$1,173	$1,131	3.7%

Per share data:
Basic earnings per share attributable to Altria Group, Inc.	$0.57	$0.54	5.6%
Diluted earnings per share attributable to Altria Group, Inc.	$0.57	$0.54	5.6%

Weighted average diluted shares outstanding	2,054	2,080	(1.3)%

(*)	Cost of sales includes charges for state settlement and other tobacco agreements, and FDA user fees. Supplemental information concerning those items and excise taxes on products sold is shown in Schedule 5.

Schedule 2

ALTRIA GROUP, INC.

and Subsidiaries

Selected Financial Data by Reporting Segment

For the Quarters Ended September 30,

(dollars in millions)

(Unaudited)

	Net Revenues
	Cigarettes	Smokeless Products	Cigars	Wine	Financial Services		Total
2011	$5,330	$426	$169	$132	$51		$6,108
2010	5,729	389	147	107	30		6,402
% Change	(7.0)%	9.5%	15.0%	23.4%	70.0%		(4.6)%

Reconciliation:
For the quarter ended September 30, 2010	$5,729	$389	$147	$107	$30		$6,402

Operations	(399)	37	22	25	21		(294)

For the quarter ended September 30, 2011	$5,330	$426	$169	$132	$51		$6,108

	Operating Companies Income
	Cigarettes	Smokeless Products	Cigars	Wine	Financial Services		Total
2011	$1,520	$245	$55	$23	$83		$1,926
2010	1,533	210	43	12	27		1,825
% Change	(0.8)%	16.7%	27.9%	91.7%	100.0	%+	5.5%

Reconciliation:
For the quarter ended September 30, 2010	$1,533	$210	$43	$12	$27		$1,825

Asset impairment and exit costs - 2010	3	—	—	—	—		3
Integration costs - 2010	—	2	—	1	—		3
Implementation costs - 2010	21	—	—	—	—		21
UST acquisition-related costs - 2010	—	1	—	4	—		5

	24	3	—	5	—		32

Integration costs - 2011	—	(1)	—	—	—		(1)
UST acquisition-related costs - 2011	—	—	—	(1)	—		(1)

	—	(1)	—	(1)	—		(2)

Operations	(37)	33	12	7	56		71

For the quarter ended September 30, 2011	$1,520	$245	$55	$23	$83		$1,926

Schedule 3

ALTRIA GROUP, INC.

and Subsidiaries

Consolidated Statements of Earnings

For the Nine Months Ended September 30,

(in millions, except per share data)

(Unaudited)

	2011	2010	% Change
Net revenues	$17,671	$18,436	(4.1)%
Cost of sales (*)	5,708	5,819	(1.9)%
Excise taxes on products (*)	5,398	5,683	(5.0)%

Gross profit	6,565	6,934	(5.3)%
Marketing, administration and research costs	1,680	1,841
Asset impairment and exit costs	3	30

Operating companies income	4,882	5,063	(3.6)%
Amortization of intangibles	16	16
General corporate expenses	173	142
Changes to Kraft and PMI tax-related receivables	(19)	169
Corporate asset impairment and exit costs	—	1

Operating income	4,712	4,735	(0.5)%
Interest and other debt expense, net	865	856
Earnings from equity investment in SABMiller	(552)	(437)

Earnings before income taxes	4,399	4,316	1.9%
Provision for income taxes	1,843	1,329	38.7%

Net earnings	2,556	2,987	(14.4)%
Net earnings attributable to noncontrolling interests	(2)	(1)

Net earnings attributable to Altria Group, Inc.	$2,554	$2,986	(14.5)%

Per share data:
Basic earnings per share attributable to Altria Group, Inc.	$1.23	$1.43	(14.0)%
Diluted earnings per share attributable to Altria Group, Inc.	$1.23	$1.43	(14.0)%

Weighted average diluted shares outstanding	2,071	2,078	(0.3)%

(*)	Cost of sales includes charges for state settlement and other tobacco agreements, and FDA user fees. Supplemental information concerning those items and excise taxes on products sold is shown in Schedule 5.

Schedule 4

ALTRIA GROUP, INC.

and Subsidiaries

Selected Financial Data by Reporting Segment

For the Nine Months Ended September 30,

(dollars in millions)

(Unaudited)

	Net Revenues
	Cigarettes	Smokeless Products	Cigars	Wine	Financial Services	Total
2011	$16,065	$1,209	$435	$349	$(387)	$17,671
2010	16,441	1,160	437	308	90	18,436
% Change	(2.3)%	4.2%	(0.5)%	13.3%	(100.0)%+	(4.1)%

Reconciliation:
For the nine months ended September 30, 2010	$16,441	$1,160	$437	$308	$90	$18,436

PMCC leveraged lease charge - 2011	—	—	—	—	(490)	(490)

Operations	(376)	49	(2)	41	13	(275)

For the nine months ended September 30, 2011	$16,065	$1,209	$435	$349	$(387)	$17,671

	Operating Companies Income (Loss)
	Cigarettes	Smokeless Products	Cigars	Wine	Financial Services	Total
2011	$4,403	$660	$124	$54	$(359)	$4,882
2010	4,213	586	146	31	87	5,063
% Change	4.5%	12.6%	(15.1)%	74.2%	(100.0)%+	(3.6)%

Reconciliation:
For the nine months ended September 30, 2010	$4,213	$586	$146	$31	$87	$5,063

Asset impairment and exit costs - 2010	28	2	—	—	—	30
Integration costs - 2010	—	13	1	2	—	16
Implementation costs - 2010	70	—	—	—	—	70
UST acquisition-related costs - 2010	—	2	—	13	—	15

	98	17	1	15	—	131

Asset impairment and exit costs - 2011	(3)	—	—	—	—	(3)
Integration costs - 2011	—	(3)	—	—	—	(3)
UST acquisition-related costs - 2011	—	(1)	—	(4)	—	(5)
PMCC leveraged lease charge - 2011	—	—	—	—	(490)	(490)

	(3)	(4)	—	(4)	(490)	(501)

Operations	95	61	(23)	12	44	189

For the nine months ended September 30, 2011	$4,403	$660	$124	$54	$(359)	$4,882

Schedule 5

ALTRIA GROUP, INC.

and Subsidiaries

Supplemental Financial Data by Reporting Segment

(dollars in millions)

(Unaudited)

	For the Quarters Ended September 30,		For the Nine Months Ended September 30,
	2011	2010	2011	2010

The segment detail of excise taxes on products sold is as follows:

Cigarettes	$1,687	$1,853	$5,139	$5,431
Smokeless products	28	26	81	79
Cigars	60	57	165	160
Wine	5	5	13	13

	$1,780	$1,941	$5,398	$5,683

The segment detail of charges for state settlement and other tobacco agreements included in cost of sales is as follows:

Cigarettes	$1,172	$1,259	$3,575	$3,669
Smokeless products	3	2	8	7
Cigars	2	1	6	3

	$1,177	$1,262	$3,589	$3,679

The segment detail of FDA user fees included in cost of sales is as follows:

Cigarettes	$53	$28	$154	$83
Smokeless products	1	—	2	1

	$54	$28	$156	$84

Schedule 6

ALTRIA GROUP, INC.

and Subsidiaries

Net Earnings and Diluted Earnings Per Share - Attributable to Altria Group, Inc.

For the Quarters Ended September 30,

(dollars in millions, except per share data)

(Unaudited)

	Net Earnings	Diluted E.P.S.

2011 Net Earnings	$1,173	$0.57
2010 Net Earnings	$1,131	$0.54
% Change	3.7%	5.6%

Reconciliation:
2010 Net Earnings	$1,131	$0.54

2010 Asset impairment, exit, integration and implementation costs	16	0.01
2010 UST acquisition-related costs	3	—
2010 SABMiller special items	14	—
2010 Tax items	(33)	(0.01)

	—	—

2011 Asset impairment, exit and integration costs	(1)	—
2011 UST acquisition-related costs	(1)	—
2011 SABMiller special items	(8)	—
2011 Tax items	24	0.01

	14	0.01

Fewer shares outstanding		0.01
Operations	28	0.01

2011 Net Earnings	$1,173	$0.57

2011 Net Earnings Adjusted For Special Items	$1,159	$0.56
2010 Net Earnings Adjusted For Special Items	$1,131	$0.54
% Change	2.5%	3.7%

Schedule 7

ALTRIA GROUP, INC.

and Subsidiaries

Net Earnings and Diluted Earnings Per Share - Attributable to Altria Group, Inc.

For the Nine Months Ended September 30,

(dollars in millions, except per share data)

(Unaudited)

	Net Earnings	Diluted E.P.S. (**)
2011 Net Earnings	$2,554	$1.23
2010 Net Earnings	$2,986	$1.43
% Change	(14.5)%	(14.0)%

Reconciliation:
2010 Net Earnings	$2,986	$1.43

2010 Asset impairment, exit, integration and implementation costs	75	0.04
2010 UST acquisition-related costs	9	—
2010 SABMiller special items	55	0.03
2010 Tax items	(79)	(0.04)

	60	0.03

2011 Asset impairment, exit and integration costs	(4)	—
2011 UST acquisition-related costs	(4)	—
2011 SABMiller special items	(24)	(0.01)
2011 PMCC leveraged lease charge	(627)	(0.30)
2011 Tax items (*)	24	0.01

	(635)	(0.30)

Operations	143	0.07

2011 Net Earnings	$2,554	$1.23

2011 Net Earnings Adjusted For Special Items	$3,189	$1.53
2010 Net Earnings Adjusted For Special Items	$3,046	$1.46
% Change	4.7%	4.8%

(*)	Excludes the tax impact included in the 2011 PMCC leveraged lease charge.
(**)	Diluted earnings per share is computed independently for each period. Accordingly, the sum of the quarterly earnings per share amounts may not agree to the year-to-date amounts.

Schedule 8

ALTRIA GROUP, INC.

and Subsidiaries

Condensed Consolidated Balance Sheets

(dollars in millions)

(Unaudited)

	September 30, 2011	December 31, 2010
Assets
Cash and cash equivalents	$3,043	$2,314
Inventories	1,625	1,803
Deferred income taxes	1,187	1,165
Other current assets	720	699
Property, plant and equipment, net	2,284	2,380
Goodwill and other intangible assets, net	17,276	17,292
Investment in SABMiller	5,539	5,367
Other long-term assets	1,694	1,851

Total consumer products assets	33,368	32,871
Total financial services assets	3,833	4,531

Total assets	$37,201	$37,402

Liabilities and Stockholders’ Equity
Current portion of long-term debt	$600	$—
Accrued settlement charges	3,141	3,535
Other current liabilities	3,238	3,305
Long-term debt	13,088	12,194
Deferred income taxes	4,839	4,618
Accrued postretirement health care costs	2,430	2,402
Accrued pension costs	969	1,191
Other long-term liabilities	727	949

Total consumer products liabilities	29,032	28,194
Total financial services liabilities	3,714	3,981

Total liabilities	32,746	32,175
Redeemable noncontrolling interest	34	32
Total stockholders’ equity	4,421	5,195

Total liabilities and stockholders’ equity	$37,201	$37,402

Total debt	$13,688	$12,194